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[TEAM HEALTH LOGO]

FOR IMMEDIATE RELEASE                          Contact:
---------------------                          John D. Lovallo
                                               Ogilvy Public Relations Worldwide
                                               212-880-5216
                                               john.lovallo@ogilvypr.com



                 Team Health, Inc. Extends Consent Solicitation


KNOXVILLE, Tenn., March 9, 2004 - Team Health, Inc. (the "Company") announced today that it is extending the Consent Date with respect to its tender offer (the "Offer") for any and all of its $100.0 million aggregate principal amount of 12% Senior Subordinated Notes due 2009 (CUSIP No. 87815VAC7) (the "Notes") from 5:00 p.m., New York City time, on Monday, March 8, 2004 to 5:00 p.m., New York City time, on Thursday, March 11, 2004. As of March 8, 2004, the principal amount of Notes tendered was approximately $53 million.

The Offer is scheduled to expire at 12:00 midnight, New York City time, on Monday, March 22, 2004, unless extended or earlier terminated (the "Expiration Date"). Holders tendering their Notes will be required to consent to certain proposed amendments to the indenture governing the Notes, which will eliminate substantially all of the restrictive covenants. Holders may not tender their Notes without delivering consents or deliver consents without tendering their Notes.

Holders who validly tender their notes by the Consent Date will receive the total consideration of $1,082.50 per $1,000 principal amount of Notes (if such notes are accepted for purchase). Holders who validly tender their Notes after the Consent Date and prior to the Expiration Date will receive as payment for the Notes $1,062.50 per $1,000 principal amount of Notes (if such notes are accepted for purchase). In either case, Holders who validly tender their Notes also will be paid accrued and unpaid interest up to, but not including, the date of payment for the Notes (if such notes are accepted for purchase).


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In addition to the Offer, the Company intends to (i) consummate a private offering of a new series of senior subordinated notes, (ii) enter into new senior secured credit facilities, (iii) redeem its outstanding preferred stock and (iv) pay a dividend to holders of the Company's common stock (if approved by the Company's board of directors). We refer to these transactions, collectively, as the "Refinancing Transactions".

The Offer is subject to the satisfaction of certain conditions, including the Company's receipt of tenders of Notes representing a majority of the principal amount of the Notes outstanding and the consummation of the Refinancing Transactions, and is expected to be financed by a combination of the new senior subordinated notes and borrowings under the new credit facilities. The Company currently plans to call for redemption, upon the closing of the new senior subordinated notes offering and the new credit facilities, in accordance with the terms of the indenture governing the Notes, all Notes that remain outstanding. The terms of the Offer are described in the Company's Offer to Purchase and Consent Solicitation Statement dated February 24, 2004, copies of which may be obtained from Georgeson Shareholder Communications.

The Company has engaged J.P. Morgan Securities Inc. and Banc of America Securities LLC to act as dealer managers and solicitation agents in connection with the Offer. Questions regarding the Offer may be directed to J.P. Morgan Securities Inc., Chad Joplin, at (212) 270-1171 (collect) and Banc of America Securities LLC, High Yield Special Products, at (888)-292-0070 (toll-free) and
(212)-847-5834 (collect). Requests for documentation may be directed to Georgeson Shareholder Communications, the information agent for the Offer, at
(866) 399-8793 (toll-free) and (212) 440-9800.

The announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any securities. The Offer is being made solely by the Offer to Purchase and Consent Solicitation Statement dated February 24, 2004.

The Company will be issuing the new senior subordinated notes in a transaction that will not be and has not been registered under the Securities Act of 1933, as amended, or any state securities laws and the new notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.

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